                AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 2 to the Investment Advisory Agreement (the "Agreement") dated May 1, 2004, as amended on August 11, 2005, by and between Turner
Investment Partners, Inc. (the "Adviser") and Met Investors Advisory LLC (a predecessor to MetLife Advisers, LLC) (the "Manager"), with respect to the Turner Mid Cap Growth Portfolio, a series of Met Investors Series Trust, is entered into effective the 12th day of November, 2009.

     WHEREAS  the  Agreement   provides  for  the  Adviser  to  provide  certain
investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

         1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:


                                                   Percentage of average daily net assets
     ------------------------------------------- ----------------------------------------------------
     Turner Mid Cap Growth Portfolio             0.550% of first $50 million of such assets plus 0.500%
                                                 of such assets over $50 million up to $300 million plus 0.450% of such assets over $300  million up to $400  million plus 0.400% of such assets over $400 million

     ------------------------------------------------------ ----------------------------------------------------

         2. All other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 12th day of November, 2009.

METLIFE ADVISERS, LLC                        TURNER INVESTMENT PARTNERS,
                                             INC.


By:  /s/ Jeffrey A Tupper                    By:  /s/ Authorized Officer
     --------------------                         ----------------------
     Authorized Officer                           Authorized Officer